Exhibit 99.(11)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

June 30, 2026

Lazard Active ETF Trust

30 Rockefeller Plaza

New York, New York 10112

Re:	Lazard Active ETF Trust – Lazard US High Yield ETF Registration Statement on Form N-14 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Lazard Active ETF Trust (the “Trust”), a Delaware statutory trust, in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”), filed with the U.S. Securities and Exchange Commission (“SEC”), on June 30, 2026, relating to the transfer of all of the assets of the Lazard US High Yield Portfolio (the “Acquired Fund”), a series of The Lazard Funds, Inc., in exchange for the issuance of shares of beneficial interest of the Lazard US High Yield ETF (the “Acquiring Fund”), a series of the Trust (the “Shares”), and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization filed therewith.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Amended and Restated Declaration of Trust (“Declaration of Trust”) and By-Laws.

Based upon the foregoing, we are of the opinion that the Shares of the Acquiring Fund to be registered under the 1933 Act have been duly authorized for issuance and, when issued to Acquired Fund shareholders in the manner described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in the Acquiring Fund. In this regard, we note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power to cause each shareholder, or each shareholder of any particular series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

Lazard Active ETF Trust June 30, 2026 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the SEC, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP